Exhibit 10.1

AMENDMENT NO. 3
TO THE
SUBSCRIPTION AGREEMENT
    This Amendment No. 3 to the Subscription Agreement (this “Agreement”) is made and entered into as of May 22, 2026, by and between Invesco Real Estate Income Trust Inc., a Maryland corporation (the “Company”), and Massachusetts Mutual Life Insurance Company (the “Subscriber” and together with the Company, the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement (as defined below).
RECITALS
    WHEREAS, the Parties previously entered into that certain Subscription Agreement dated as of July 29, 2021, as amended by Amendment No. 1 to the Subscription Agreement on December 9, 2022, and Amendment No. 2 to the Subscription Agreement on October 15, 2024 (as amended, the “Agreement”).
WHEREAS, the Agreement sets forth, among other things, the terms and conditions regarding a $200 million commitment by the Subscriber to the Company, and repurchase rights with respect to shares of common stock of the Company held by Subscriber that were acquired pursuant to the Agreement or in satisfaction of Subscriber’s prior $200 million commitment; and
WHEREAS, the Parties desire to amend the Agreement to modify Subscriber’s repurchase rights.
    NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and the mutual promises contained herein, the Parties hereto agree as follows:
1.Amendment to the Agreement.

(a)Effective as of the date hereof, the Agreement is hereby amended by adding the following as Section 5.1(d):

“(d) “Net Flows” means, for any month, (i) gross proceeds to the Company from the sale of shares of Common Stock effective as of the first calendar day of that month, net of all applicable upfront selling commissions and dealer manager fees, less (ii) the aggregate repurchase price paid by the Company to satisfy repurchase requests made under the Company’s Share Repurchase Plan, if any, effective as of the last day of the prior month. For the avoidance of doubt, the calculation of Net Flows shall exclude (A) any shares issued under the Company’s distribution reinvestment plan, (B) any issuance of shares of Common Stock as payment for management fees, (C) any repurchase of shares of Common Stock issued as payment for management fees, (D) any equity grants or share-based compensation awarded to the Company’s directors, officers or employees, and (E) any sales to or repurchases from Subscriber or its Affiliates (as defined in the Articles).”

(b)Effective as of the date hereof, the Agreement is hereby amended to replace Section 5.2 and 5.3 with the following:
“5.2    Monthly Repurchases.
(a) Beginning on April 1, 2028, if the Company has not already repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber) pursuant to this Section 5.2, then the Company will repurchase Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) until such time as the Company has repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber) on a monthly basis, no later than the fifth Business Day of each month (such date, the “Monthly Repurchase Date”); provided, however, that the Subscriber may elect to forgo a monthly repurchase pursuant to this Section 5.2 by providing written notice to that effect during the first five Business Days of the month prior to the month in which the applicable Monthly Repurchase Date would otherwise occur. Subject to Section 5.8, the aggregate repurchase price, if any, paid by the Company on each Monthly Repurchase Date will be equal to the aggregate of:
(i) between fifty percent (50%) and one hundred percent (100%) (in the Company’s discretion) of Net Flows (excluding any sales to and any repurchases from the GP+ Fund) for the month in which the Monthly Repurchase Date occurs (e.g., repurchases for a Monthly Repurchase Date of June 7, 2022 will be based on the sale of shares of Common Stock effective June 1, 2022 and repurchases of shares of Common Stock effective May 31, 2022); provided the amount of such Net Flows is greater than zero dollars ($0.00); and
(ii) one hundred percent (100%) of Net Inflows from the sale of shares of Common Stock to and the repurchase of shares of Common Stock from the GP+ Fund in the month in which the Monthly Repurchase Date occurs (e.g., repurchases for a Monthly Repurchase Date of June 7, 2022 will be based on the sale of shares of Common Stock effective June 1, 2022 and repurchases of shares of Common Stock effective May 31, 2022); provided the amount of such Net Flows is greater than zero dollars ($0.00)
(b) Reserved.
(c) During the period beginning the Effective Date and ending on June 30, 2025, and subject to the terms of this Section 5.2 and Section 5.4, the Company may, in its sole discretion, repurchase an amount of Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) on the Monthly Repurchase Date with a maximum aggregate repurchase price (based on the Monthly Repurchase Price as defined below) of (1) the sum of (A) the aggregate purchase price paid by the Subscriber for Shares purchased pursuant to Section 1.1 and (B) the aggregate purchase price paid by the Subscriber for Additional Shares, (2) less the aggregate repurchase price paid by the Company.
(d) The Class N Shares repurchased on each Monthly Repurchase Date, if any, will be repurchased at a cash price per Class N Share equal to the NAV per Class N Share as of the last day of the month immediately preceding the month prior to such Monthly Repurchase Date (the “Monthly Repurchase Price”). For the avoidance of doubt, the Monthly Repurchase Price on a Monthly Repurchase Date may never be less than the applicable NAV per Class N Share for the month immediately preceding the month prior to such Monthly Repurchase Date, and such NAV will not be subject to discretionary downward adjustment by the Company prior to the Monthly Repurchase Date. The Company may, in its discretion, elect not to repurchase fractional shares.
(e) The Company will continue to repurchase Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto) on a monthly basis in accordance with the terms of this Section 5.2 until such time as the Company has repurchased an aggregate of $200 million in Class N Shares (calculated as the aggregate repurchase price paid by the Company, less the aggregate purchase price of any Additional Shares purchased by the Subscriber).
(f) For purposes of repurchases pursuant to this Section 5.2, Class N Shares shall be deemed to be repurchased on a “last in, first out” basis.
(g) Notwithstanding anything herein to the contrary, the Company shall limit the repurchase of Class N Shares pursuant to this Section 5.2 as necessary to ensure that at no time will the repurchase of Class N Shares pursuant to this Section 5.2 result in the aggregate NAV of the Class

N Shares held by the Subscriber being less than fifty million dollars ($50,000,000) (based upon the aggregate NAV per Class N Share of the Class N Shares that the Subscriber would hold following each Monthly Repurchase Date), unless otherwise agreed to by the Subscriber.
(h) Notwithstanding anything herein to the contrary, during the period beginning the Effective Date and ending on June 30, 2025, if, as of any date, the Company shall have repurchased any Shares from the Subscriber pursuant to Section 5.2(c), then the Subscriber shall upon the Company’s request purchase additional Shares (“Additional Shares”), in one or more closings, having an aggregate purchase price equal to or less than, in the Company’s discretion, the aggregate repurchase price paid by the Company through such date under this Section 5.2; provided, however, that the Company may not in any Purchase Notice request that the Subscriber purchase an amount of Additional Shares with a purchase price in excess of the cost basis of the Shares repurchased by the Company hereunder. Purchases by the Subscriber of Additional Shares under this Section 5.2(h) shall transact substantially in compliance with the procedures set forth with respect to Shares in Section 1.2 and at the purchase price per Additional Share as set forth with respect to Shares in Section 1.4.
5.3 Repurchases Upon Request.
(a) Beginning on April 1, 2028, the Subscriber will have the right to request that the Company repurchase any outstanding Class N Shares held by Subscriber (inclusive of Prior Commitment Shares and Shares acquired pursuant hereto), subject to the terms of this Section 5.3, Section 5.4 and Section 5.8.
(b) Repurchases pursuant to this Section 5.3 will be made monthly upon written request of the Subscriber, in a form and substance reasonably acceptable to the Company, delivered to the Company no later than the second to last Business Day of the month in which the request is delivered (a “Repurchase Request”). The Company will make such repurchase on the last Business Day of that month (such date, an “Elective Repurchase Date”), subject to Section 5.3(d). The Subscriber may revoke a Repurchase Request in writing at any time prior to the Elective Repurchase Date.
(c) Class N Shares will be repurchased at a cash price per share equal to the NAV per Class N Share as of the last day of the month immediately preceding the Elective Repurchase Date (the “Elective Repurchase Price”). For the avoidance of doubt, the Elective Repurchase Price may never be less than the applicable NAV per Class N Share as of the last day of the month immediately preceding the Elective Repurchase Date, and such NAV will not be subject to discretionary downward adjustment by the Company prior to the Elective Repurchase Date. The Company may, in its discretion, elect not to repurchase fractional shares.
(d) Notwithstanding anything herein to the contrary and subject to Section 5.8, the aggregate Elective Repurchase Price of Class N Shares that the Company will be required to repurchase in any month pursuant to this Section 5.3 will be limited to the lesser of (i) fifteen percent (15%) of Net Flows in the month in which the Repurchase Request is timely submitted, and (ii) one and a half percent (1.5%) of the Company’s aggregate NAV as of the last day of the month immediately preceding the month in which the Repurchase Request is timely submitted. In the event that, due to the foregoing limitations, the Company determines to repurchase less than all of the Class N Shares submitted for repurchase during any month, any unsatisfied repurchase requests must be resubmitted after the start of the immediately following month. The Company will provide the Subscriber (A) the monthly NAV per share of each class of the Company’s common stock (promptly following the Company’s monthly determination of the NAV per share of each class of the Company’s common stock), (B) the gross proceeds from the sale of common stock of the Company or securities convertible into shares of the Company’s common stock on a monthly basis,

(C) the aggregate repurchase price paid by the Company to satisfy repurchase requests made under the Company’s Share Repurchase Plan,, and (D) any other related information reasonably requested by the Subscriber on a monthly basis; provided, however, that (1) the Company shall not be obligated to provide the Subscriber any such information to the extent such information has been included in a public filing made by the Company with the SEC or is otherwise publicly disclosed by the Company and (2) the Company may limit any such information provided to the Subscriber to the extent the Company deems reasonably necessary to comply with the requirements of Regulation Fair Disclosure (Reg FD) promulgated by the SEC.”
2.Miscellaneous.

(a) Counterparts; Signature. This Amendment may be executed in any number of counterparts and by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

(b) Applicable Law. This Amendment shall be governed by and construed in accordance with Section 6.5 of the Agreement.

(c) Continued Effect. Except as specifically set forth herein, all other terms and conditions of the Agreement shall remain unmodified and in full force and effect, the same being confirmed and republished hereby. In the event of any conflict between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

[Signatures on following page]

    IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the Effective Date.

MASSACHUSETTS MUTUAL LIFE INSURANCE
COMPANY

                         By: /s/ Andrew C. Dickey
                        Name:     Andrew C. Dickey
                        Title: Head of Alternative and Private Equity

INVESCO REAL ESTATE INCOME TRUST INC.

                        By: /s/ Courtney Popelka
                        Name: Courtney Popelka
Title: Chief Financial Officer & Treasurer

Signature Page to
Amendment No. 3 to the Amended and Restated Subscription Agreement